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EXHIBIT 4(ii)

                               WARRANT CERTIFICATE

Initial Issuance Dated:   ___________, 2001                         ____Warrant


                          VOID AFTER ___________, 2002

                             WARRANT CERTIFICATE FOR
                            PURCHASE OF COMMON STOCK

                               UNITY BANCORP, INC.

         This certifies that FOR VALUE RECEIVED _________ (the "Holder") is the registered owner of one warrant ("Warrant") issued by Unity Bancorp, Inc. a New Jersey corporation (the "Company"). This Warrant is subject to the terms and conditions set forth in this certificate. Each Warrant entitles the Holder to purchase one share of the Company's Common Stock ("Common Stock"), at any time until the Expiration Date (as hereinafter defined), upon the presentation and surrender of this Warrant Certificate with the Subscription Form attached hereto duly executed, at the corporate office of the Company, accompanied by payment of $5.50 per share (the "Warrant Price") in cash, by official bank or certified check made payable to the Company or its successor.

         This Warrant is subject to the following terms and conditions:

         1.0. Exercise of Warrant.

         1.1. Exercise Period. The Warrants may be exercised, in whole, at any time commencing upon the date hereof and ending at 5:00 P.M., New Jersey time, on _______, 2002 (the "Expiration Date"). If the Expiration Date is not a Business Day, it shall automatically be extended to 5:00 P.M. on the next day which is a Business Day. Business Day means any day other than a Saturday, Sunday, or holiday on which banks in New Jersey are authorized by law to close.

         1.2. Means of Exercise. In order to exercise a Warrant, the Holder must present and surrender the Warrant Certificate to the Company at its office, with the Subscription Form on the back of the Warrant Certificate duly executed and accompanied by payment in full of the aggregate Warrant Price for the number of shares of Common Stock specified in such Subscription Form. Payment may be in the form of cash, by certified or official bank check payable to the order of the Company or its successor, or, at the sole discretion of the Company, by the surrender of previously outstanding shares of Common Stock (such shares will be valued at their then fair market value, based upon the average closing price of the Common Stock on the NASDAQ Market for the five (5) trading days prior to exercise).


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         1.3. Issuance of Common Stock. Upon the valid exercise of the Warrant, the Company shall promptly deliver or cause its transfer agent to deliver to the Holder exercising the Warrant a certificate or certificates evidencing the shares of Common Stock purchased.

         2.0. Adjustment of Warrant Price and Number of Shares Purchasable and Other Items in Certain Events. The Warrant Price and the number of shares of Common Stock purchasable upon exercise of any Warrant and the other terms and conditions of the Warrant shall be subject to adjustment and modification as follows in the circumstances provided:

         2.1. Declaration of Stock Dividend, Splits, Reverse Splits or Reclassification or Reorganization.

         (a) In case the Company shall declare any dividend or other distribution upon its outstanding shares of Common Stock payable in Common Stock or shall subdivide its outstanding shares of Common Stock into a greater number of shares, then the number of shares of Common Stock which may thereafter be purchased upon the exercise of any Warrant shall be increased in proportion to the increase in the number of shares of Common Stock outstanding through such dividend or subdivision and the Warrant Price per share shall be decreased in such proportion. In case the Company shall at any time combine the outstanding shares of its Common Stock into a smaller number of shares, the number of shares of Common Stock which may thereafter be purchased upon the exercise of any Warrant shall be decreased in proportion to the decrease in the number of shares of Common Stock outstanding through such combination and the Warrant Price per share shall be increased in such proportion. The Company shall cause a notice to be mailed to the Holder at least twenty (20) days prior to the applicable record date for the activity covered by this Section. The Company's failure to give the notice required by this Section or any defect therein shall not affect the validity of the activity covered by this Section.

         (b) In case the Company shall at any time (i) distribute any rights, options or warrants to all holders of shares of Common Stock, (ii) issue other securities to all holders of shares of Common Stock by reclassification of its shares of Common Stock, or (iii) issue by means of a capital reorganization other securities of the Company in lieu of the Common Stock or in addition to the Common Stock, then the number of shares purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the Holder of each Warrant shall be entitled to receive the kind and number of shares or other securities of the Company which the Holder would have owned or have been entitled to receive after the happening of the event described above, had such Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. The Company shall cause a notice to be mailed to each Holder at least 20 days prior to the applicable record date for the activity covered by this Section. The Company's failure to give the notice required by this Section or any defect therein shall not affect the validity of the activity covered by this Section.

         (c) An adjustment made pursuant to this Section shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.


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         (d) For the purpose of this Section 2.1., the term "shares of Common
Stock" shall mean (x) the class of stock designated as the Common Stock at the date of this Warrant, or (y) any other class of stock resulting from successive changes or reclassifications of such shares consisting solely of changes in par value, from no par value to par value or from par value to no par value. In the event that at any time, as a result of an adjustment made pursuant to this Section, the Holder shall become entitled to purchase any shares of the Company other than shares of Common Stock, thereafter the number of such other shares so purchasable upon exercise of each Warrant and the Warrant Price of such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Common Stock contained in this Section.

         2.2. Liquidation, Dissolution or Winding Up. Notwithstanding any other provisions hereof, in the event of the liquidation, dissolution, or winding up of the affairs of the Company (other than in connection with a consolidation, merger or sale or conveyance of all or substantially all of its assets outside of the ordinary course of business), the right to exercise this Warrant shall terminate and expire at the close of business on the last full business day before the earliest date fixed for the payment of any distributable amount on the Common Stock. The Company shall cause a notice to be mailed to each Holder at least 20 days prior to the applicable record date for such payment stating the date on which such liquidation, dissolution or winding up is expected to become effective, and the date on which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property or assets (including cash) deliverable upon such liquidation, dissolution or winding up, and that each Holder may exercise outstanding Warrants during such 20 day period and, thereby, receive consideration in the liquidation on the same basis as other previously outstanding shares of the same class as the shares acquired upon exercise. The Company's failure to give notice required by this Section or any defect therein shall not affect the validity of such liquidation, dissolution or winding up.

         2.3. Merger, Consolidation, etc.

         (a) In case of any consolidation with or merger of the Company into another corporation or sale or conveyance of all or substantially all of its assets outside of the ordinary course of business (such consolidation, merger, sale or conveyance, collectively referred to hereinafter as a "Change") then, as a condition of such Change, lawful and adequate provisions shall be made whereby the Holders shall thereafter have the right to receive upon payment of the Warrant Price in effect immediately prior to such Change, upon the basis and upon the terms and conditions specified in this Agreement (including but not limited to all provisions contained in this Section), and in lieu of the shares of the Company's Common Stock purchasable upon the exercise of the Warrants, such shares of stock, securities, cash or assets which such Holder would have been entitled to receive after the happening of such Change had such Warrant been exercised immediately prior to such Change. The provisions of this Section shall similarly apply to successive Changes. The Company shall cause a notice to be mailed to each Holder at least 20 days prior to the applicable record date for the Change covered by this Section and shall provide notice of the Change and shall set forth the first and last date on which the Holder may exercise outstanding Warrants. The Company's failure to give the notice required by this Section or any defect therein shall not affect the validity of the Change covered by this Section.


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         (b) Notwithstanding the foregoing, if as a result of such Change, holders of the Company Common Stock shall receive consideration other than solely in shares of stock or other securities in exchange for their Company Common Stock, the Company may, at its option, fulfill its obligation hereunder by causing the notice required by Section 2.3(a) hereof to include notice to Holders of the opportunity to exercise their Warrants before the applicable record date for the Change, and thereby receive consideration in the Change, on the same basis as other previously outstanding shares of the Company's Common Stock. If the notice specified in the preceding sentence is provided to Holders, Warrants not exercised in accordance with this Section before consummation of the Change shall be canceled and become null and void on the effective date of the Change. The notice provided by the Company pursuant to this Section shall include a description of the terms of this Warrant providing for cancellation of the Warrants in the event that Warrants are not exercised by the prescribed date. The Company's failure to give any notice required by this Section or any defect therein shall not affect the validity of any such Change.

         2.4. Duty to Make Fair Adjustments in Certain Cases. If any event occurs as to which in the opinion of the Board of Directors of the Company the other provisions of this Section are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holders in accordance with the essential intent and principles of this Warrant, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, as to protect the purchase rights of the Holders. Notwithstanding the foregoing, the issuance of Common Stock or any securities convertible into Common Stock by the Company either for cash or in a merger, consolidation, exchange or acquisition shall not, by itself, constitute a basis for requiring any adjustment in the Warrants unless specifically enumerated herein.

         2.5. Good Faith Determination. Any determination as to whether an adjustment or limitation of exercise is required pursuant to this Section (and the amount of any adjustment), shall be binding upon the Holders and the Company if made in good faith by the Board of Directors of the Company.

         2.6. Notice of Adjustment. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants or the Warrant Price is adjusted, the Company shall promptly file in the custody of its Secretary or an Assistant Secretary at its principal office, an officer's certificate setting forth the number of shares of Common Stock purchasable upon the exercise of the Warrants, the Warrant Price after such adjustment, a statement, in reasonable detail, of the facts requiring such adjustment and the computation by which such adjustment was made. Each such officer's certificate shall be made available at all reasonable times for inspection by the Holders and the Company shall, forthwith after each such adjustment, promptly mail a copy of such certificate to such Holders by first class mail, postage prepaid.

         2.7. No Change of Warrant Necessary. Irrespective of any adjustment in the Warrant Price or in the number or kind of shares issuable upon exercise of the Warrants, the Warrant Certificates may continue to express the same price and number and kind of shares as are stated in the Warrant Certificate as initially issued.


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         3.0. Shares to be Fully Paid; Reservation of Shares. The Company
covenants and agrees for the benefit of the Holders:

         3.1. That all shares of Common Stock which may be issued upon the exercise of the rights represented by this Warrant Certificate will, upon issue and payment of the Warrant Price therefor, be duly authorized, validly issued, fully paid and non-assessable and free and clear of all liens and encumbrances, with no personal liability attaching to the ownership thereof.

         3.2. That during the period within which the rights represented by this Warrant Certificate may be exercised, the Company will at all times have authorized and reserved for the purpose of issue upon exercise of the rights evidenced by the Warrant Certificate, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant Certificate.

         3.3. That the Company will take all such action as may be necessary to ensure that the shares of Common Stock issuable upon the exercise of the Warrants may be so issued without violation of any applicable federal or state law or regulation, or of any requirements of any securities exchange upon which any capital stock of the Company may be listed, if any.

         4.0. Loss of Warrant Certificate.

         4.1. Lost or Destroyed Warrant Certificates. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant Certificate and (i) in the case of such loss, theft or destruction, of reasonably satisfactory indemnification and bonding, or (ii) if mutilated, upon surrender and cancellation of this Warrant Certificate, the Company shall execute and deliver a new Warrant Certificate of like tenor. Any such new Warrant Certificate executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not the Warrant Certificate so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.

         5.0. No Rights as Stockholders; Certain Notices and Reports to Holders. Except as specifically provided in this Warrant, nothing contained in this Warrant shall be construed as conferring upon the Holders or any transferees the right to vote or to receive dividends or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company. If, however, between the date hereof and the Expiration Date, any of the following events shall occur:

         (a) the Company shall declare any cash dividend upon its shares of Common Stock payable at a rate more than 50% in excess of the rate of the last cash dividend theretofore paid; or

         (b) the Company shall declare any dividend payable in any securities other than shares of Common Stock upon its shares of Common Stock or make any distribution (other


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than a regular cash dividend out of undistributed net income) to the holders of its shares of Common Stock; or

         (c) the Company shall distribute any rights, options or warrants to the holders of shares of Common Stock; or

         (d) a capital reorganization or reclassification of the Company's capital stock shall be proposed; then in any one or more of said events, the Company shall give to the Holders at least twenty (20) days' prior written notice of the date fixed as a record date or the date of closing of the transfer books for the determination of the stockholders entitled to receive such dividend or distribution. Any such notice shall also specify, in the case of any such dividend or distribution, the date on which holders of shares of Common Stock are entitled thereto. Failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of any action taken in connection with such dividend or distribution.

         5.1. Reports. The Company shall transmit by mail to all registered Holders, all reports and other documents that the Company transmits to holders of shares of Common Stock generally, at the same time and in the same manner as such reports and other documents are transmitted to holders of shares of Common Stock.

         6.0. Representations and Warranties by the Holder. The Holder represents, warrants and covenants to the Company and its officers, directors, agents and other affiliates that:

         (a) Information True and Correct. All the information that the Holder has furnished to the Company or which is set forth, is correct and complete as of the date of this Warrant.

         (b) Knowledge and Experience. The Holder has such knowledge and experience in financial and business matters or is represented by an independent investment representative that has such knowledge and experience in financial and business matters so that the Holder, either alone or with his independent investment representative, is capable of evaluating the information provided to the Holder by the Company or information to which the Holder has been given access by the Company and is capable of evaluating the merits and risks of an investment in this Warrant.

         (c) Access to Information. By reason of the Holder's business or financial experience, or the business or financial experience of an independent investment representative who is not an officer, director or employee of the Company nor is acting on behalf of the Company, either directly or indirectly, the Holder has the capacity and has taken all steps necessary to protect Holder's own interests in connection with an investment in the Warrant.

         (d) Holder's Liquidity. The Holder has adequate means of providing for current needs and personal contingencies and has no need for liquidity in connection with the investment contemplated herein. The Holder acknowledges that Holder must bear the economic risk of investment in the Warrant for an indefinite period of time and could bear a loss of the entire investment in the Warrant without materially impairing Holder's financial wherewithal.


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         7.0. Miscellaneous.

         7.1. Entire Agreement. This Warrant contains the entire agreement between the parties hereto with respect to the transactions contemplated by this agreement and supersedes all prior negotiations, arrangements or understandings with respect thereto.

         7.2. Counterparts. This Warrant may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         7.3. Governing Law. This Warrant shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

         7.4. Descriptive Headings. The descriptive headings of this Warrant are for convenience only and shall not control or affect the meaning or construction of any provision of this Warrant.

         7.5. Notices. Any notice or other communications required hereunder to be given to a Holder shall be in writing and shall be sufficiently given, if mailed (first class, postage prepaid), or personally delivered, addressed in the name and at the address of such Holder appearing from time to time on the records of the Company. Notices or other communications to the Company shall be deemed to have been sufficiently given if delivered by hand or mailed to the Company at its then principal office, Attention: President. Notices or other communications to the Warrant Agent shall be deemed to have been sufficiently given if delivered by hand or mailed (first class, postage prepaid) to its then principal office. Notice by mail shall be deemed given when deposited in the mail, postage prepaid.

         IN WITNESS WHEREOF, the Company and the Holder have executed this Agreement as of the date first set forth above.

                                            UNITY BANCORP, INC.

                                            By:_______________________________


                                            HOLDER

                                            By:_______________________________


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